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                          April 28, 1997



North American Scientific, Inc.
7435 Greenbush Avenue
North Hollywood, CA 91605

Gentlemen:

    In connection with the proposed registration under the Securities Act of 1933, as amended by North American Scientific, Inc., a Delaware corporation (the "Company"), pursuant to a registration statement on Form S-8 (the "Registration Statement"), of an aggregate of 545,000 shares of its Common Stock, no par value (the "Shares"), issuable upon exercise of stock options under the Company's Amended and Restated 1996 Stock Option Plan and individual stock option agreements (the "Plans"), we hereby advise you that as general counsel for the Company we have examined the original or certified copies of the Certificate of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, as amended, the minute books of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

    Based upon such examination, it is our opinion that:

    1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

    2. The Shares are duly authorized and, when issued upon the exercise of stock options pursuant to the terms of the Plans, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement.

                             Very truly yours,

                             D'ANCONA & PFLAUM



                             By:  /s/ Arthur Don
                                  -----------------------------
                                  Arthur Don